Exhibit 10.51

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(Andrew I. Koven)

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 19th day of December, 2013 (the “Effective Date”), by and between Auxilium Pharmaceuticals, Inc. (the “Company”) and Andrew I. Koven (“Executive”).

WHEREAS, the Company and Executive entered into an employment agreement dated February 3, 2012 providing for the terms upon which Executive would be an employee of the Company (the “Original Agreement”);

WHEREAS, Executive currently is employed by the Company as Executive Vice President, Chief Administrative Officer, and General Counsel of the Company;

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement to make certain mutually desired changes; and

WHEREAS, the Executive desires to continue in the employ of the Company as Executive Vice President, Chief Administrative Officer, and General Counsel, and is willing to accept continued employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                             Employment.  The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.  The Original Agreement became effective as of February 3, 2012 and this Agreement shall continue until the fifth anniversary thereof, unless sooner terminated pursuant to the terms of this Agreement (the “Initial Term”).  This Agreement shall automatically renew for periods of one (1) year unless either party gives written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any one (1) year renewal period, as applicable, that this Agreement shall not be further extended.  Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, and Executive specifically acknowledges that Executive shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without Cause (as defined in Section 2.9) and without compensation of any nature except as provided in Section 2 below.  The Initial Term, together with any one-year renewal period shall be referred to as the “Term.”

1.1          Duties and Responsibilities.  Commencing on the Effective Date, Executive shall serve as Executive Vice President, Chief Administrative Officer, and General Counsel of the Company and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by any of the Company’s Chief Executive Officer or the Company’s Board of Directors (the “Board”).

1.2          Extent of Service.  Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.1 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto; provided that Executive may serve as a director of one other entity so long as such service does not violate any of the Company’s policies and procedures as may be in effect from time to time.  The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company.

1.3          Executive Representations. Executive hereby represents and warrants to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit Executive from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Executive by the Company. Further, the Company expects Executive not to, and Executive hereby acknowledges and agrees that he shall not, use any proprietary or confidential information of any prior employer in the performance of his duties for the Company.

1.4          Base Salary.  For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $440,000, payable bi-weekly in installments at such times as the Company customarily pays its other senior level executives.  Executive’s Base Salary shall be reviewed annually for appropriate increases by any of the Chief Executive Officer, the Board or the Compensation Committee of the Board (the “Compensation Committee”) pursuant to the normal performance review policies for senior level executives.

1.5          Incentive Compensation.  Executive shall participate in short-term and long-term incentive programs established by the Company for its senior level executives generally, at levels determined by any of the Board, the Compensation Committee or the Chief Executive Officer.  Executive’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Executive’s individual performance and Company performance as determined by any of the Chief Executive Officer, the Compensation Committee or the Board.  Executive’s target annual bonus eligibility amount shall be 50% of Base Salary (as may be increased from time to time, “Target Annual Bonus”), subject to achievement of goals to be established by the Board or the Compensation Committee of the Board.  Any annual incentive compensation earned by Executive shall be paid on or after January 1 but not later than March 15 of the fiscal year following the fiscal year for which the annual incentive compensation is earned.

1.6          Equity Compensation.

(a)           Executive was previously granted one or more equity awards which were subject in all respects to the terms of the Company’s 2004 Equity Compensation Plan as amended and restated and as in effect from time to time (the “Equity Plan”) and the agreements evidencing any such awards.

(b)           In addition to Executive’s rights under Section 2.1(b)(iv) and 2.2(b)(iii), and notwithstanding any other equity award agreements previously executed between Company and Executive, upon the occurrence of a Change of Control (as such term is defined in the Equity Plan) while the Executive is “employed by, or providing service to, the Employer” (as such term is defined in the Equity Plan) and the Company is not the surviving corporation or survives only as a subsidiary of another corporation, then any portion of any outstanding time-based vesting equity award that has not yet become vested (and exercisable if applicable) shall automatically accelerate and become fully vested (and exercisable if applicable) as of the date of such Change of Control unless such outstanding time-based vesting equity awards are assumed by, or replaced with comparable equity awards or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation).  Any outstanding equity awards held by Executive at the date of such Change of Control that are subject to performance based vesting conditions shall vest, if at all, in accordance with the terms of the award agreement pursuant to which they were granted.

1.7          Retirement and Welfare Plans.  Executive shall participate in employee retirement and welfare benefit plans made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans.  Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

1.8          Reimbursement of Expenses; Vacation.  Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation and personal days commensurate with those provided to other senior level executives of the Company, in accordance with the Company’s vacation and pay for time not worked policies; provided, however, that in no event shall Executive be entitled to less than five (5) weeks of vacation and three (3) personal days.

1.9          Commuting Expenses.  The Company will reimburse Executive $3,500 for the cost of housing each month during the Employment Period and will reimburse Executive for the reasonable cost of commuting from the Company’s office to Executive’s home and back on a weekly basis.  With respect to the housing allowance and any reasonable commuting expenses, the Company will gross-up Executive for the personal income taxes associated with the Company’s reimbursement of such expenses, if applicable, so that the economic benefit is the same to Executive as if such payment and benefits were provided on a non-taxable basis to Executive.

2.                             Termination.  Executive’s employment shall terminate upon the occurrence of any of the following events described in this Section 2.  Upon a termination of Executive’s employment as described in this Section 2, Executive shall automatically resign from all positions held with the Company and each of its affiliates, including as an officer of the Company and any of its affiliates.

2.1          Termination Without Cause; Resignation for Good Reason Before A Change of Control.

(a)           The Company may remove Executive at any time without Cause (as defined in Section 2.9) from the position in which Executive is employed hereunder upon not less than 30 days’ prior written notice to Executive.  The Company shall have discretion to terminate Executive’s employment during the notice period and pay continued Base Salary in lieu of notice.  In addition, the Executive may elect to resign from employment with the Company for Good Reason (as defined in Section 2.9), subject to satisfaction of the requirements set forth in Section 2.9.

(b)           If Executive’s employment terminates under the circumstances described in subsection (a) above and Executive executes and does not revoke a written release upon such termination of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof, substantially in the form attached hereto as Exhibit A, (as may be modified by the Company to reflect changes in applicable law necessary to make the written release enforceable as determined by the Company (the “Release”), Executive shall be entitled to receive the following severance compensation, subject to Executive’s continued compliance with the terms of Sections 4, 5, 6, 7 and 8 below:

(i)            Executive shall receive severance payments in an amount equal to (A) 1.0 times Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination plus (B) 1.0 times Executive’s average annual bonus paid by the Company to Executive for the two fiscal years preceding the fiscal year in which Executive’s termination of employment occurs.  The severance amount shall be paid in equal monthly installments over the 12-month period following Executive’s termination of employment (the “Severance Period”).  Such monthly payments shall commence within 60 days after the effective date of the termination, subject to Executive’s execution and non-revocation of the Release.

(ii)           Provided that Executive is eligible for and timely elects COBRA continuation coverage, during the Severance Period, the Company shall reimburse Executive for the monthly COBRA cost of continued coverage for Executive, and, where applicable, his spouse and dependents, paid by Executive under the Company’s group health plan pursuant to section 4980B of the Code, less the amount that Executive would be required to contribute for such health coverage if Executive were an active employee of the Company.  These payments shall commence within 60 days following the termination date and shall be paid on the first payroll date of each month.  Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing reimbursement arrangement in any manner necessary or appropriate to avoid penalties or negative tax consequences to the Company or the Executive, as determined by the Company in its sole and absolute discretion.

(iii)          Executive shall receive a prorated bonus (based on the Target Annual Bonus) for the then current year.

(iv)          All outstanding stock options shall remain exercisable until the earlier of the last day of the 12-month period following the date of termination or date on which the stock options would otherwise expire.

(v)           Without regard to whether Executive executes or revokes the Release, Executive shall be entitled to any Accrued Benefits.

(vi)          Executive agrees that if Executive fails to comply with Section 4, 5, 6, 7 or 8 below, all payments and benefits under Sections 2.1(i) through (v) shall immediately cease.

2.2          Termination Without Cause; Resignation for Good Reason After A Change of Control.

(a)           If (i) the Company terminates Executive’s employment without Cause in accordance with the notice or payment in lieu of notice provisions of Section 2.1(a), or (ii) Executive resigns for Good Reason subject to satisfaction of the requirements set forth in Section 2.9, in each case, during the one-year period after a Change of Control occurs, then this Section 2.2 shall apply.

(b)           If Executive’s employment terminates under the circumstances described in subsection (a) above and Executive executes and does not revoke a Release, Executive shall be entitled to receive the same severance compensation and benefits as provided under Section 2.1(b) above, subject to Executive’s continued compliance with the terms of Sections 4, 5, 6, 7 and 8 below; provided that (i)(A) the multiplier for purposes of Section 2.1(b)(i) shall be 1.5 times and (B) payment of the amounts set forth in Section 2.1(b)(i) shall be paid in a lump sum within 60 days after the effective date of the termination of employment, subject to Executive’s execution and non-revocation of the Release, (ii) the period set forth in Section 2.1(b)(ii) shall be 18 months instead of the Severance Period and (iii) Section 2.1(b)(iv) shall be modified such that all outstanding equity awards held by Executive at the date of Executive’s termination of employment that are subject to time based vesting conditions shall automatically accelerate and become vested (and exercisable, if applicable) on the date of termination.  Any outstanding equity awards held by Executive at the date of Executive’s termination of employment that are subject to performance based vesting conditions shall vest in accordance with the terms of the award agreement pursuant to which they were granted.  All remaining provisions of Section 2.1(b)(i) through (vi) to the extent not modified by this Section 2.2(b) shall apply as set forth therein.

(c)           Executive agrees that if Executive materially breaches Section 4, 5, 6, 7 or 8 below, all payments and benefits under Section 2.2(b) shall immediately cease.

2.3          Benefit Limitation.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event that a Change of Control occurs and it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Total Payments”) to be made to Executive would otherwise exceed the amount (the “Safe Harbor Amount”) that could be received by Executive without the imposition of an excise tax under Section 4999 of Code, then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of Section 280G of the Code and the regulations thereunder, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):

(i)            the Safe Harbor Amount, or

(ii)           the greatest after-tax amount payable to Executive after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.

(b)           All determinations to be made under this Section 2.3 shall be made by an independent public accounting firm selected by the Company before the date of the Change of Control (the “Accounting Firm”).  In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for Executive pursuant to Sections 4, 5, 6 and 7 of this Agreement, and the amount of his or her potential parachute payment under Section 280G of the Code shall reduced by the value of those restrictive covenants to the extent consistent with Section 280G of the Code and the regulations thereunder.

(c)           To the extent a reduction to the Total Payments is required to be made in accordance with this Section 2.3, such reduction and/or cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to Executive.  In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to Executive. Notwithstanding the foregoing any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(d)           All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 2.3 shall be borne solely by the Company.  The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 2.3, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

2.4          Voluntary Termination.  Executive may voluntarily terminate Executive’s employment for any reason upon 30 days’ prior written notice.  In such event, after the effective date of such termination, except as provided in Section 2.2 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any Accrued Benefits.

2.5          Disability.  Subject to the requirements of applicable law, the Company may terminate Executive’s employment if Executive has been unable to perform the material duties of Executive’s employment for a period of 90 days in any 12-month period because of physical or mental injury or illness (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment.  Executive agrees, in the event of a dispute under this Section 2.5 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Chief Executive Officer or the Board and Executive.  If the Company terminates Executive’s employment for Disability, no further payments shall be due under this Agreement, except that Executive shall only be entitled to any Accrued Benefits.

2.6          Death.  If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any Accrued Benefits.  Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

2.7          Cause.  The Company may terminate Executive’s employment at any time for Cause (as defined in Section 2.9) upon written notice to Executive, in which event all payments under this Agreement shall cease.  Executive shall, however, be entitled to any Accrued Benefits.

2.8          Notice of Termination.  Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 13.  The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

2.9          Definitions.

(a)           “Accrued Benefits” shall mean payment by the Company to Executive (or his designated beneficiary or legal representative, as applicable), when due, of all vested benefits to which the Executive is entitled under the terms of the employee benefit plans in which the Executive is a participant as of the date of termination and a lump sum amount in cash equal to the sum of (i) the Executive’s Base Salary through the date of termination, (ii) any business expenses incurred and submitted by Executive in accordance with the Company’s expense reimbursement policy that have not yet been reimbursed as of the date of termination and (iii) to the extent required by the Company’s paid time off policy as in effect from time to time and applicable law, any accrued paid time off, to the extent not theretofore paid, which shall be paid within thirty (30) days after the date of termination.

(b)           “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(i)            Executive shall have been convicted of, or entered a plea of guilty to, a felony,

(ii)           Executive intentionally and continually fails to perform Executive’s reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform,

(iii)          Executive engages in willful misconduct in the performance of Executive’s duties, or

(iv)          Executive materially breaches Section 4, 5, 6, 7 or 8 below.

(c)           “Change of Control” as used herein, a “Change of Control” shall be deemed to have occurred if:

(i)            Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(ii)           The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors or (B) a sale or other disposition of all or substantially all of the assets of the Company; or

(iii)          After the Effective Date, directors are elected such that a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Provided, however, an event described in Section 2.9(c)(i) through (iii) shall not be treated as a Change of Control hereunder unless such event also constitutes a “change in control event” within the meaning of Section 409A of the Code.

(d)           “Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto, or except as a result of Executive’s physical or mental incapacity or as described in the last sentence of this subsection (d):

(i)            a material reduction in Executive’s Base Salary;

(ii)           a substantial reduction of Executive’s duties and responsibilities hereunder;

(iii)          the Company requires that Executive’s principal office location be moved to a location more than 50 miles from Executive’s principal office location immediately before the change;

(iv)          a material breach of the Agreement;

(v)           the Company appointing a new Chief Executive Officer within 12 months after a Change of Control; or

(vi)          delivery by the Company of notice of its intention not to renew this Agreement; provided that Executive is willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company.

Notwithstanding the foregoing, Executive shall not have Good Reason for termination unless (A) Executive gives written notice of termination for Good Reason within 30 days after the event giving rise to Good Reason occurs, (B) the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Executive’s notice of termination, within 30 days after the date on which Executive gives written notice of termination and (C) Executive actually resigns within 30 days following the expiration of the cure period.

2.10        Section 409A.

(a)           This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full (to extent not paid in part at earlier date) at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event shall Executive, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(b)           Notwithstanding anything herein to the contrary, if, at the time of Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the ‘short-term deferral exception’ under Treas. Reg. §1.409A-1(b)(4), and the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Executive’s “separation from service” (as such term is defined under section 409A of the Code) with the Company.  If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s separation from service with the Company.  If Executive dies during the postponement period prior to the payment of postponed amount, the amounts postponed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

(c)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (D) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

3.                             Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

4.                             Confidentiality.  Executive agrees that Executive’s services to the Company and its subsidiaries and any successors or assigns (collectively, the “Employer”) were and are of a special, unique and extraordinary character, and that Executive’s position places Executive in a position of confidence and trust with the Employer’s customers and employees.  Executive also recognizes that Executive’s position with the Employer gives Executive substantial access to Confidential Information (as defined below), the disclosure of which to competitors of the Employer would cause the Employer to suffer substantial and irreparable damage.  Executive recognizes, therefore, that it is in the Employer’s legitimate business interest to restrict Executive’s use of Confidential Information for any purposes other than the discharge of Executive’s employment duties at the Employer, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Employer’s competitors and to the detriment of the Employer.  Accordingly, Executive agrees as follows:

(a)           Executive shall not at any time, whether during or after the termination of Executive’s employment, reveal to any person or entity any of the trade secrets or confidential information of the Employer or of any third party which the Employer is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals) (“Confidential Information”), except as may be required in the ordinary course of performing Executive’s duties as an employee of the Employer, and Executive shall keep secret all matters entrusted to Executive and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Employer.

(b)                                 The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Employer that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Employer; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided Executive shall provide the Employer notice of any such required disclosure once Executive has knowledge of it and will help the Employer to the extent reasonable to obtain an appropriate protective order.

(c)                                  Further, Executive agrees that during Executive’s employment Executive shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Employer or concerning any of its dealings or affairs otherwise than for the benefit of the Employer.  Executive further agrees that Executive shall not, after the termination of Executive’s employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Employer and that, immediately upon the termination of Executive’s employment, Executive shall deliver all of the foregoing, and all copies thereof, to the Employer, at its main office.

(d)                                 Executive agrees that upon the termination of Executive’s employment with the Employer, Executive shall not take or retain without written authorization any documents, files or other property of the Employer, and Executive shall return promptly to the Employer any such documents, files or property in Executive’s possession or custody, including any copies thereof maintained in any medium or format.  Executive recognizes that all documents, files and property which Executive has received and will receive from the Employer, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive’s employment with the Employer), are for the exclusive use of the Employer and employees who are discharging their responsibilities on behalf of the Employer, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive’s employment with the Employer.

5.                                                                                      Intellectual Property.

(a)                                 If at any time or times during Executive’s employment Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention,

modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Employer or any customer of or supplier to the Employer or any of the products or services being developed, manufactured or sold by the Employer or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Employer or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Employer and its assigns, and Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Employer.

(b)                                 Upon disclosure of each Development to the Employer, Executive shall, during Executive’s employment and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(i)                                     to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)                                  to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c)                                  In the event the Employer is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patents, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.

6.                                                                                      Non-Competition.  While Executive is employed at the Employer and for a period of one (1) year after termination of Executive’s employment (for any reason whatsoever, whether voluntary or involuntarily), Executive shall not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in any geographic place where the Company and or any of its partners or affiliates are selling Company products which competes with the Employer in the sale of the pharmaceutical or other products being manufactured, marketed, distributed or developed by the Employer while Executive is employed by Employer and at the time of termination of such employment.  The foregoing prohibition shall not prevent Executive’s employment or engagement after termination of Executive’s employment by any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the products being developed, manufactured, or marketed by the Employer at the time of termination of Executive’s employment.  Executive shall be permitted to own securities of a public company not in excess of five percent of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent of any class of such securities and such ownership shall not be considered to be in competition with the Employer.

7.                                                                                      Non-Solicitation.

(a)                                 While Executive is employed at the Employer and for a period of one (1) year after termination of such employment (for any reason, whether voluntary or involuntarily), Executive agrees that Executive shall not:

(i)                                     directly or indirectly solicit, entice or induce any customer to become a customer of any other person, firm or corporation with respect to products then sold or under development by the Employer or to cease doing business with the Employer, and Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person;

(ii)                                  directly or indirectly solicit or recruit any employee of the Employer to work for a third party other than the Employer (excluding newspaper or similar print or electronic solicitations of general circulation); or

(b)                                 This Section 7 does not apply to any general solicitation not focused to any group of customers itemized on a customer list of the Employer.

8.                                                                                      Non-Disparagement.  While Executive is employed at the Employer and for a period of one (1) year after termination of such employment (for any reason, whether voluntary or involuntarily), Executive agrees to refrain from making any public statement about the Employer, or its directors, officers, employees, affiliates or agents that would disparage, or reflect unfavorably upon the image or reputation of the Employer, or its directors, officers, employees, affiliates or agents.

9.                                                                                      General Provisions.

(a)                                 Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 4, 5, 6, 7 and 8 of this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Employer, rather than to prevent Executive from earning a livelihood.  Executive recognizes that the Employer competes worldwide, and that Executive’s access to Confidential Information makes it necessary for the Employer to restrict Executive’s post-employment activities in any market in which the Employer competes, and in which Executive’s access to Confidential Information and other proprietary information could be used to the detriment of the Employer.  In the event that any restriction set forth in this Agreement is determined to be overbroad with respect to scope, time or geographical coverage, Executive agrees that such a restriction or restrictions should be modified and narrowed, either by a court or by the Employer, so as to preserve and protect the legitimate interests of the Employer as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

(b)                                 Executive acknowledges and agrees that if Executive should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Employer, and that damages arising out of such a breach may be difficult to ascertain.  Executive therefore agrees that, in addition to all other remedies provided at law or at equity, the Employer shall be entitled to have the covenants, restrictions and agreements contained in Sections 4, 5, 6, 7 and 8 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders) by any state or federal court in the Commonwealth of Pennsylvania having equity jurisdiction and Executive agrees to subject Executive to the jurisdiction of such court.

(c)                                  Executive agrees that if the Employer fails to take action to remedy any breach by Executive of this Agreement or any portion of this Agreement, such inaction by the Employer shall not operate or be construed as a waiver of any subsequent breach by Executive of the same or any other provision, agreement or covenant.

(d)                                 Executive acknowledges and agrees that the payments and benefits to be provided to Executive under this Agreement are provided as consideration for the covenants in Sections 4, 5, 6, 7 and 8 hereof.

10.                                                                               Survivorship.  The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

11.                                                                               Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

12.                                                                               Indemnification; Executive Subject to Company Policies.

(a)                                 In addition to the protection afforded to the Executive under Company’s Articles of Incorporation and Bylaws and as afforded by the Delaware General Corporate Law, the Company hereby agrees, to the maximum extent permitted by law, to indemnify and hold Executive harmless against any costs and expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to Executive’s good faith performance of Executive’s duties and obligations with the Company. The Company shall also provide Executive with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company’s directors and officers generally.

(b)                                 Executive agrees that Executive shall be subject to any compensation clawback or recoupment policies that may be applicable to Executive as an employee of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(c)                                  Executive agrees that Executive shall comply with all rules, regulations, policies and procedures of the Company, as in effect from time to time, including the Company’s Code of Conduct and Insider Trading Policy and any rules or policies that may be adopted by the Company from time to time to restrict or prohibit actual or perceived conflicts of interest.

13.                                                                               Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing (including electronic writing via email) and shall be deemed to have been given when transmitted electronically via email, hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA  19087

If to Executive, to the current address shown in the records of the Company,

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14.                                                                               Contents of Agreement; Amendment and Assignment.

(a)                                 This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings concerning Executive’s employment by the Company and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

(b)                                 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

15.                                                                               Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16.                                                                               Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17.                                                                               Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

18.                                                                               Miscellaneous.  This Agreement may be executed in counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

19.                                                                               Governing Law.  This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams
Name:	Adrian Adams
Title:	Chief Executive Officer and President

EXECUTIVE

/s/ Andrew I. Koven

Exhibit A

(Form of Separation Agreement and General Release)

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement and Release”) is being entered into by and between Auxilium Pharmaceuticals, Inc. (hereinafter “Auxilium” or the “Company”), and Andrew I. Koven (“Executive”).

WHEREAS, Executive and Auxilium are parties to that certain Amended and Restated Employment Agreement having an effective date of December 19, 2013 (the “Employment Agreement”);

WHEREAS, Executive and the Company mutually agree that Executive’s employment with Auxilium shall end on [date] (the “Termination Date”); and

WHEREAS, both Auxilium and Executive desire to enter into this Agreement and Release to fully resolve all questions of expenses, compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which Executive may have relating to his employment and his termination of that employment with the Company.

In consideration of the mutual promises contained in this Agreement and Release and intending to be legally bound, the parties agree as follows:

1.                                      Effective as of the Termination Date, Executive shall cease to serve as Executive Vice President, Chief Administrative Officer, and General Counsel.

2.                                      Subject in all respects to this Agreement and Release becoming effective and enforceable in accordance with paragraph 11 hereof, Auxilium agrees to provide payments described in (a) and (b) below, less appropriate withholdings taxes and deductions.  In addition, regardless of whether this Agreement and Release becomes effective and enforceable in accordance with paragraph 11 hereof, Executive shall be entitled to the other benefits described in (c) and (d) below.

(a)                                 Payments described in Section 2.1(b)(i) and 2.2(b)(i) of the Employment Agreement, paid in accordance with such Section 2.1(b)(i) and 2.2(b)(i) of the Employment Agreement.

(b)                                 Benefits described in Section 2.1(b)(ii) and 2.2(b)(ii) of the Employment Agreement.

(c)                                  Accelerated vesting of equity award and extended post termination exercise period for options in accordance with Section 2.1(b)(iv) and 2.2(b)(iii) of the Employment Agreement.  In accordance with the terms of the applicable grant agreements pursuant to which they were granted and the Company’s 2004 Equity Compensation Plan, Executive has until the first anniversary of the Termination Date to exercise all outstanding options that have vested as of the Termination Date.  Outstanding options and restricted stock units that have not vested as of the Termination Date shall be forfeited.  Information regarding the vested options will be provided under separate cover.

3.                                      Executive agrees to submit final travel and expense reports to Human Resources by [date] and to cooperate with the immediate return of all Company property, such as Company car, laptop computer, blackberry, hand-held, etc.

4.                                      EXECUTIVE, FOR HIMSELF AND HIS RESPECTIVE ADMINISTRATORS, EXECUTORS, AGENTS, BENEFICIARIES AND ASSIGNS, AGREES TO WAIVE, RELEASE AND FOREVER DISCHARGE AUXILIUM PHARMACEUTICALS, INC. (AS DEFINED BELOW) OF AND FROM ANY AND ALL CLAIMS (AS DEFINED BELOW).  Executive further agrees that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, he will not seek any personal relief in such an action.  This General Release of Claims provision (hereafter “Release”) covers all Claims arising from the beginning of time up to and including the date of this Agreement and Release.

Exclusions:  Notwithstanding any other provision of this Agreement and Release, the following are not barred by the Release:  (a) Claims relating to the validity of this Agreement and Release; (b) Claims by either party to enforce this Agreement and Release; (c) Claims for indemnification, advancement and reimbursement of legal fees and directors and officers liability insurance to which Executive is entitled under the Employment Agreement; (d) Claims that may arise after the date on which Executive signs this Agreement and Release; (e) Claims to any accelerated vesting or post-termination exercise rights provided under the Employment Agreement or any applicable equity plan or award agreement; and (f) Claims which legally may not be waived.  In addition, this Release does not bar Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC, although the Release does bar Executive’s right to recover any personal relief if he or any person, organization, or entity asserts a charge on his behalf, including in a subsequent lawsuit or arbitration.

The following provisions further explain this Release:

(a)                                 Definition of “Claims”.  Except as stated above, “Claims” includes without limitation all actions or demands of any kind that Executive now has or may have as of the Termination Date.  More specifically, Claims, except as stated above, include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this Release includes without limitation all actions or demands in any way based on Executive’s employment with the Company, the terms and conditions of such employment or Executive’s separation from employment.  More specifically, all of the following are among the types of Claims which, to the extent permitted by law, are waived and barred by this Release:

(i)                                     Contract Claims (whether express or implied);

(ii)                                  Tort Claims, such as for tortious interference, defamation or emotional distress;

(iii)                               Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

(iv)                              Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

(v)                                 Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and similar state and local laws, all as amended;

(vi)                              Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, all as amended, and similar state and local laws;

(vii)                           Claims for wrongful discharge; and

(viii)                        Claims for attorney’s fees, litigation expenses and/or costs.

(ix)                              The foregoing list is intended to be illustrative and not exhaustive.

(b)                                 Definition of “Auxilium Pharmaceuticals, Inc.”  “Auxilium Pharmaceuticals, Inc.” includes without limitation Auxilium Pharmaceuticals, Inc. and its respective past, present and future parents, affiliates, subsidiaries, divisions, stockholders, predecessors, successors, assigns, employee benefit plans and trusts.  It also includes all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

5.                                      Executive expressly acknowledges that:

(a)                                 He remains bound by Sections 4, 5, 6, and 7 of his Employment Agreement, which remain in full force and effect only to the extent permitted by applicable law and the rules of professional ethics, and whose remaining in full force and effect is reasonably and properly required for the protection of the Company’s business; and, in keeping with the foregoing, Executive explicitly and specifically acknowledges that among his obligations thereunder, he may not directly or indirectly solicit or recruit any employee of Auxilium to work for a third party other than Auxilium (excluding newspaper or similar print or electronic solicitations of general circulation);

(b)                                 Auxilium’s obligation to provide him with the benefits set forth in paragraph 2 above are contingent upon his ongoing compliance, as set forth above, with Sections 4, 5, 6, 7 and 8 of the Employment Agreement, to the extent permitted by applicable law.

(c)                                  For one year following the Termination Date, he shall not disparage the personal or professional reputation of Auxilium, its directors, officers, or employees.  For one year following the Termination Date, Auxilium agrees that its officers and directors shall not disparage the personal or professional reputation of Executive.  Nothing in this section is intended to prohibit or restrict Executive or Auxilium, its officers and directors from making: (i) any disclosure of information required by law or participating in an otherwise legally protected activity, such as an investigation or proceeding by a federal regulatory or law enforcement agency or legislative body; (ii) traditional competitive statements in the course of promoting a competing business, so long as such statements do not violate Sections 4, 5, 6 or 7 of the Employment Agreement; or (iii) good faith rebuttals of the other party’s untrue or materially misleading statements;

(d)                                 He agrees to reasonably cooperate with Auxilium with respect to any legal issue regarding any matter of which he had knowledge during his employment with Auxilium.  His reasonable cooperation includes appearance at depositions, assistance in responding to discovery demands, preparation for trials, and appearance at trial.  Auxilium will reimburse Executive for all reasonable expenses incurred by him in providing such assistance; and

(e)                                  After the Termination Date, Auxilium shall not have any obligation to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in subsections (a) through (d) of paragraph 2 above and any vested benefits to which Executive may be entitled under the terms of Auxilium’s benefit plans.

6.                                      Unless otherwise compelled by law or to the extent that any information contained herein is publicly disclosed by Auxilium in its filings with the Securities and Exchange Commission, Executive further agrees that the existence of this Agreement and Release, the terms of the Agreement and Release and the amount of any payments under this Agreement and Release are all confidential information, and shall not be intentionally disclosed, discussed or otherwise published under any circumstances, except only that Executive may reveal the terms and amount of settlement to his attorney for the purpose of obtaining legal advice and representation, to his accountant for the purpose of filing government tax returns, or pursuant to subpoena or court order.  Executive may also reveal the financial and other terms of this Agreement and Release to his spouse, provided, however that Executive shall remain liable for any disclosure of such information to any third party by his spouse.  Auxilium’s obligation to provide him with the benefits set forth in paragraph 2 above is contingent upon his ongoing compliance with this paragraph 6.

7.                                      By entering into this Agreement and Release, the Company does not admit and expressly denies that it has violated any contract, rule or law, including but not limited to, any federal, state and local statute or law relating to employment or employment discrimination.

8.                                      Executive understands and acknowledges that by signing this Agreement and Release and accepting the terms contained herein he is receiving benefits that he would not otherwise be entitled to.  Executive acknowledges that he is receiving this payment in exchange for entering into this Agreement and Release and complying with all the provisions of this Agreement and Release.

9.                                      The Company advises Executive to consult with an attorney before signing this Agreement and Release.

10.                               Executive acknowledges that he has been provided with a period of at least [twenty-one (21)][forty-five (45)] calendar days to consider the terms of this offer from the date this Agreement and Release first was presented to him on [date].  Executive agrees that any changes to this offer, whether material or immaterial, will not restart the running of the foregoing Agreement and Release consideration period.  [NOTE: Must include OWBPA attachment with ages/job titles if termination is part of a RIF that includes more than one employee]

Executive agrees to notify Auxilium of his acceptance of this Agreement and Release by delivering a signed copy to the Company, addressed to [position].  Executive understands that he may take the entire [twenty-one (21)][forty-five (45)] day period to consider this Agreement and Release.  Executive may not return this Agreement and Release prior to the Termination Date.  If Executive does not notify Auxilium of his acceptance of this Agreement and Release by delivering a signed copy to the Company, addressed to [position], Executive shall have no further right to receive the payments recited in subsections (a) and (b) of paragraph 2 above.

By signing and returning this Agreement and Release, Executive acknowledges that the consideration period afforded him a reasonable period of time to consider fully each and every term of this Agreement and Release, including the General Release of Claims, and that he has given the terms full and complete consideration.

11.                               If Executive notifies Auxilium of his acceptance of this Agreement and Release by delivering a signed copy to the Company addressed to [position] as described above, Executive may revoke the Agreement and Release for a period of seven (7) days.  The Agreement and Release shall not become effective or enforceable until the seven (7) day revocation period has ended.  For revocation to be effective, it must be delivered to [position], Auxilium Pharmaceuticals, Inc., 640 Lee Road, Chesterbrook, PA  19087.

12.                               Executive, intending to be legally bound, certifies and warrants that he has read carefully this Agreement and Release and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect.  Executive further declares he is competent to understand the content and effect of this Agreement and Release and that his decision to enter into this Agreement and Release has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

13.                               This Agreement and Release shall be effective on the first business day following the expiration of the revocation period specified in paragraph 11 hereof, provided that Executive chooses not to revoke it.

14.                               Executive agrees that he may not assign his rights or obligations under this Agreement and Release or the Employment Agreement.  Executive further agrees that Auxilium may assign this Agreement and Release in accordance with Section 14(b) of the Employment Agreement.

15.                               If any provision of this Agreement is held to be illegal, void, or unenforceable, such provision shall be of no force or effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that the release provided for by paragraph 4 above is illegal, void or unenforceable, Executive shall, at Auxilium’s request, execute promptly a release and/or promise of comparable scope that is legal and enforceable.  If such a release is not executed by Executive, he shall promptly return to Auxilium any payments made pursuant to paragraphs 2(a) or (b) above.

16.                               The construction, interpretation and performance of this Agreement and Release shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of laws principles.

17.                               This Agreement and Release supersedes any and all prior agreements or understandings between Executive and Auxilium, except those provisions of the Employment Agreement identified above.  Executive represents and acknowledges that in executing this Agreement and Release he has not relied upon any representation or statement not set forth herein made by the Auxilium Pharmaceuticals, Inc. (as defined in paragraph 4(b) hereof) with regard to the subject matter of this Agreement and Release.  Any modification of this Agreement and Release must be made in writing and signed by all parties.

[Signature Page Follows]

As evidenced by their signatures below, the parties intend to be legally bound by this Agreement and Release.

Andrew I. Koven

DATE:

Auxilium Pharmaceuticals, Inc.

BY:
NAME:
TITLE:
DATE: